EXHIBIT 99.1

Cleco Corporation 2030 Donahue Ferry Road PO Box 5000 Pineville, LA 71361-5000 Tel 318 484-7400 ww.cleco.com

                                                            NEWS RELEASE

Investor Contacts:
Cleco Corporation:	Analyst Inquiries:	Media Contact:
Keith Crump	Dresner Corporate Services	Cleco Corporation
(318) 484-7719	Kristine Walczak	Michael Burns
Ryan Gunter	(312) 780-7205	(318) 484-7663
(318) 484-7724
Shareholder Services:
Rodney Hamilton
(318) 484-7593

For Immediate Release

Cleco Corp. Announces Pricing of Stock Offering

PINEVILLE, La., Aug. 14, 2006 - Cleco Corp. (NYSE: CNL) announced today it has priced an offering of 6 million shares of common stock at $23.75 per share. Cleco has granted the underwriters an option to purchase up to an additional 900,000 shares of common stock.

Goldman, Sachs & Co. acted as the sole book running lead manager with KeyBanc Capital Markets serving as joint lead manager. A.G. Edwards and Howard Weil Inc. acted as co-managers. The underwriters have a 30-day option to purchase the additional shares at the initial public offering price less the underwriting discount to the extent they sell more than 6 million shares.

Net proceeds from the sale will be used to fund a portion of the estimated $1 billion cost of constructing a new 600-megawatt solid-fuel unit at Cleco’s Rodemacher Power Station in Boyce.

This news release does not constitute an offer to sell or a solicitation of an offer to buy any security, nor will there be any sale of such security in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. A copy of the final prospectus can be obtained from Goldman, Sachs & Co., at 85 Broad St., New York, NY 10004, Attn. Prospectus Dept.; by fax at 212-902-9316; or by e-mail at prospectus-ny@ny.email.gs.com.

Cleco Corp. is a regional energy services company headquartered in Pineville, La. It operates a regulated electric utility that serves 267,000 customers across Louisiana. Cleco also runs a wholesale energy business that owns approximately 1,350 megawatts of generating capacity.

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